Exhibit 99.1

PRESS RELEASE


          First United Corporation To Acquire Regional Insurance Agency

OAKLAND, MD -- First United Corporation, headquartered in Oakland, Maryland, announced that it has signed a letter of intent to acquire the Gonder Insurance Agency, an Oakland, Maryland based full line independent insurance agency. Founded in 1921, the Gonder Agency is one of the premier independent agency writers of personal lines and small commercial package insurance in Western Maryland. The transaction is subject to regulatory approval. If approved, the transaction is anticipated to close in the first quarter of 1999.

"The Gonder Agency has a long-standing tradition of providing quality service to its customers," stated William B. Grant, Chairman and CEO of First United. "We are excited about the opportunities that this affiliation presents for First United's customers and shareholders. The Gonder Agency will allow us to enhance the array of quality financial products and services we offer to our customers and serve to increase First United's non-interest income base."

Upon completion of the transaction, Mr. Terry Helbig, Gonder's principal owner, will assume the role of President and CEO of the Agency and will continue to be responsible for its day-to-day operations. The Agency will continue to operate under the Gonder name. All employees of the Gonder Agency are expected to continue under First United ownership.

"The Gonder acquisition represents a key element in First United's strategy to grow not only its traditional financial services business but also expand its base in nontraditional financial services markets," said Mr. Grant.

"Gonder Insurance it looking forward to its affiliation with First United. We will continue to focus on customer service for our clients at our same location with our trained staff," said Mr.
Helbig.

First United Corporation (NASDAQ:FUNC) offers full-service banking through its banking subsidiary, First United Bank & Trust. The bank operates a traditional network of offices through Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Hampshire, and Berkeley Counties in West Virginia. As of September 30, 1998, the Corporation posted assets of $617.03 million.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about First United's confidence and strategies, and expectations about the projected closing date, and continued operations of Gonder Insurance Agency. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", or by expressions of confidence such as "continuing" or "strong" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, general economic conditions and competition in the geographic and business areas in which First United and its subsidiaries operate, inflation, fluctuations in



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interest rates,  legislation,  and governmental  regulation.  Actual results may differ materially from such forward-looking statements. First United assumes no obligation for updating any such forward-looking statements at any time.



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